EXHIBIT 99.1

Friday,  March  27, 2020

Contact:Jason Long
Chief Financial Officer and Secretary
(804) 843-2360

C&F Financial Corporation to Hold

Virtual Annual Meeting

West Point, VA -- C&F Financial Corporation (the “Corporation”) (NASDAQ:CFFI) announced today that in response to public health concerns arising from the spread of novel coronavirus, the Corporation has changed the location of its 2020 Annual Meeting of Shareholders.  Out of concern for the safety of the Corporation’s shareholders,  its employees and the community, this year’s Annual Meeting, to be held on April 21, 2020 at 3:30 p.m, will take place as a virtual meeting only.  Shareholders may attend the Annual Meeting by calling (855) 493-1521.  Further information regarding this change to the location of the Annual Meeting can be found in the Corporation’s proxy supplement filed with the Securities and Exchange Commission on March 27, 2020, and other materials related to the Annual Meeting can be found at http://www.astproxyportal.com/ast/08723/.

About C&F

C&F Bank operates 30 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc.  C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile,  marine and recreational vehicle loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio,  Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.

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